Exhibit 99

     CDI CORP. REPORTS FOURTH QUARTER, FULL YEAR 2004 FINANCIAL RESULTS AND
                               ANNOUNCES DIVIDEND

PR Newswire -- March 2, 2005

PHILADELPHIA, March 2 /PRNewswire-FirstCall/ -- CDI Corp. (NYSE: CDI) today reported its financial results for the fourth quarter and for the full year ended December 31, 2004, announced a quarterly cash dividend and reported that the company anticipates a restatement of prior financial results. In addition, the company expects to report a material weakness in internal control over financial reporting.

In compiling its financial results for the quarter ended December 31, 2004, the company identified approximately $4.8 million of pre-tax adjustments of which management believes $3.8 million pertains to earlier 2004 quarters or prior years. This total includes $1.6 million of adjustments incremental to the previously disclosed $3.2 million. The company expects that its financial results for previous periods will be restated to correct these items. Based on its analysis to date of these adjustments, management currently estimates that $1.9 million pertains to the first three quarters of 2004 and that the remaining $1.9 million pertains to 2003 or prior periods. Management's assessment of the periods to which these charges relate is ongoing and subject to change.

These prior-period adjustments resulted from inadequate review and reconciliation procedures and controls over significant balance sheet accounts. As a result, management expects to report a material weakness in internal control over financial reporting as of December 31, 2004, when it completes the assessment required by Section 404 of the Sarbanes-Oxley Act. The company is currently working with its independent auditors to complete the external audit for the year ended December 31, 2004. The results disclosed below are unaudited, but do reflect the adjustments referred to above.

For the quarter ended December 31, 2004, the company expects to report a net loss of $3.5 million, or $0.18 per diluted share, on revenues of $261.2 million. This net loss includes $1.0 million of fourth quarter pre-tax adjustments resulting from the write-down of certain receivables and unfavorable adjustments to other balance sheet accounts. In addition, the fourth quarter 2004 net loss also includes previously disclosed pre-tax charges associated with vacated real estate of $1.9 million, and expenses and legal fees incurred associated with the resolution of litigation, claims and disputes totaling $4.8 million, an incremental $0.7 million over the previously disclosed total. Partially offsetting these charges during the fourth quarter, the company recognized approximately $1.0 million of tax credits related to the company's ongoing tax planning activities.

The company also announced a quarterly dividend of $0.11 per share to be paid to all shareholders of record as of March 16, 2005. This dividend will be paid on March 30, 2005.

For the year ended December 31, 2004, the company expects to report net earnings of $7.8 million or $0.39 per diluted share on revenues of $1.05 billion.

"While year-over-year revenue performance for the fourth quarter was encouraging, revenue performance for the year was disappointing," said President and Chief Executive Officer Roger H. Ballou. "Our results were affected by a number of external factors including slower than anticipated ramp-up on significant new contracts, continued weak capital spending by clients in key business verticals and the loss of a billable day with the New Year's holiday falling on December 31.

"Most disappointing, however, was our profit performance during the fourth quarter. As previously announced, we had significant charges associated with certain balance sheet adjustments, real estate costs associated with restructuring and the concurrent resolution of several items of litigation, claims and disputes. However, even excluding these items, our pre-tax operating profit for the fourth quarter would only have been $0.8 million which was below our expectations.

"In addition, during the quarter we experienced margin deterioration in our Business Solutions segment and a significant drop-off in permanent placement revenues during the month of December in our AndersElite segment. Also affecting fourth quarter profitability was continued investment in sales-building capabilities through the hiring and training of revenue-producing personnel which should produce benefits in 2005."

BUSINESS SEGMENT DISCUSSION

Business Solutions fourth quarter revenues were down 2.8% from $176.8 million in the third quarter of 2004 due to normal seasonal patterns and the previously mentioned loss of a billing day. Pre-tax operating profit was down due primarily to the effect of the previously noted balance sheet adjustments and the costs associated with the resolution of litigation, claims and disputes which totaled approximately $4.3 million and the loss of the billable day. At an operating level, Business Solutions saw sequential margin deterioration primarily due to competitive pressure in the IT Services vertical. Indirect costs increased due to continued hiring of new sales personnel.

AndersElite fourth quarter revenues were flat to the third quarter 2004 revenue of $43.1 million. Operating profits declined due to a steeper than normal decline in permanent placement revenues in December and the effect of the aforementioned balance sheet adjustments and the costs associated with the resolution of litigation, claims and disputes totaling $0.4 million.

Todays Staffing fourth quarter revenues were up 9.9% from $29.1 million in the third quarter of 2004 reflecting new national account wins. Operating profits remained essentially flat due to continued investment in sales staff hiring and training.

Management Recruiters International (MRI) fourth quarter revenues were essentially flat to the third quarter 2004 revenue of $14.1 million. Franchise royalties were also essentially flat sequentially but were up 28% on a year-over-year basis. Operating profits declined due to the aforementioned $1.9 million charge associated with vacated real estate.

CORPORATE SUMMARY

Corporate overhead costs were up sequentially driven by the aforementioned costs associated with the resolution of litigation, claims and disputes and balance sheet adjustments totaling approximately $1.1 million on a pre-tax basis and continued higher-than-anticipated costs related to Sarbanes-Oxley compliance.

"CDI ended the year with approximately $32.9 million in cash and short- term investments leaving us sufficient resources to support organic growth, capital spending and potential acquisitions," said Ballou. "During the year, CDI paid shareholders a special dividend of $2.00 per share and four quarterly dividends aggregating $0.42 per share.

"As indicated above, management is still in the process of completing its assessment of the effectiveness of internal control over financial reporting, but does expect to report a material weakness in such control. The identified material weakness relates specifically to inadequate account reconciliation and review procedures which permitted errors in the company's financial statements to occur and not be detected on a timely basis. We have identified steps required to remediate the material weakness and have begun to implement those steps, which include enhanced reconciliation and review procedures, hiring of additional personnel and additional training for accounting personnel. In addition, due to the restatement, the company will be filing a form 12b-25 to delay the filing of its form 10-K report to March 31, 2005."

BUSINESS OUTLOOK

"Looking ahead, we anticipate sequential revenue growth in the first quarter," continued Ballou. "We believe that this revenue momentum, combined with anticipated revenue from our pipeline of new account wins could translate into 5 to 7% annualized revenue growth in 2005. In addition, we expect that a significant portion of fourth quarter expenses and balance sheet adjustments noted previously in this press release will not reoccur in 2005. We should be able to generate low to mid-teen variable contribution margins on these incremental sales. Our business model is sound and as a single source provider of professional talent, outsourced engineering and project management solutions we expect to participate in a broad recovery in capital spending by key clients in critical vertical markets."

CONFERENCE CALL/WEBCAST

CDI Corp. will conduct a conference call at 11 a.m. (EST) today to discuss this announcement. The conference call will be broadcast live over the Internet and can be accessed by any interested party at http://www.cdicorp.com . An online replay will be available at http://www.cdicorp.com for 14 days after the call.

COMPANY INFORMATION

CDI Corp. (NYSE: CDI) is a leading provider of engineering and information technology outsourcing solutions and professional staffing. Its operating divisions include CDI Business Solutions, CDI AndersElite Limited, Todays Staffing, Inc. and Management Recruiters International, Inc. Visit CDI on the web at http://www.cdicorp.com.

                              SAFE HARBOR STATEMENT

Certain information in this news release contains forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Certain forward- looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "hopes," "intends," "plans," "estimates," or "anticipates" or the negative thereof or other comparable terminology, or by discussions of strategy, plans or intentions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. In addition to those risks and uncertainties referred to in our public filings, these include risks and uncertainties such as competitive market pressures, material changes in demand from larger customers, availability of labor, the company's performance on contracts, changes in customers' attitudes towards outsourcing, government policies or judicial decisions adverse to the staffing industry and changes in economic conditions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company assumes no obligation to update such information.

                           CDI CORP. AND SUBSIDIARIES
                       Consolidated Statements of Earnings
                                    Unaudited
                      (in thousands, except per share data)

                                           For the                       For the
                                      three months ended            twelve months ended
                                         December 31,                  December 31,
                                 ---------------------------   ---------------------------
                                     2004           2003           2004             2003
                                 ------------   ------------   ------------   ------------
                                                  Restated                      Restated
Revenues                         $    261,229        256,401      1,045,207      1,060,181

Cost of services                      202,150        196,613        799,813        803,188

Gross profit                           59,079         59,788        245,394        256,993

Operating and administrative
 expenses                              66,214         53,994        237,143        225,856

Provision for restructure                (200)          (212)          (200)          (143)

Gain on sale of assets                      -              -         (1,295)             -

Operating (loss) profit                (6,935)         6,006          9,746         31,280

Interest income, net and other             85            257            528          1,053

(Loss) earnings before income
 taxes                                 (6,850)         6,263         10,274         32,333

Income tax (benefit) expense           (3,346)         1,946          2,517         11,053

Net (loss) earnings              $     (3,504)         4,317          7,757         21,280

Diluted (loss) earnings per
 share                           $      (0.18)          0.22           0.39           1.08

Diluted number of shares               19,681         20,043         19,966         19,771

                               December 31,   December 31,
                                   2004           2003
                               ------------   ------------
                                                Restated
Selected Balance Sheet Data:
Cash, cash equivalents
 and short-term
 investments                   $     32,939         73,118

Accounts receivable, net       $    192,145        198,892

Current assets                 $    244,034        289,569

Total assets                   $    353,150        401,437

Current liabilities            $     83,117         96,407

Shareholders' equity           $    261,827        296,085

                                           For the                       For the
                                      three months ended           twelve months ended
                                         December 31,                  December 31,
                                 ---------------------------   ---------------------------
                                     2004           2003           2004           2003
                                 ------------   ------------   ------------   ------------
Selected Cash Flow Data:
Depreciation expense             $      2,368          2,405          9,618         11,863

Capital expenditures             $      2,744          2,981          7,798         14,757

Dividends paid                   $      2,168          1,759         47,267         42,419

                                           For the                       For the
                                      three months ended           twelve months ended
                                         December 31,                   December 31,
                                 ---------------------------   ---------------------------
                                     2004           2003           2004           2003
                                 ------------   ------------   ------------   ------------
                                                  Restated                      Restated
Selected Earnings and
 Other Financial Data:
Revenues                         $    261,229        256,401      1,045,207      1,060,181

Gross profit                           59,079         59,788        245,394        256,993

Gross profit margin                      22.6%          23.3%          23.5%          24.2%

Operating and administrative
 expenses as a percentage of
 revenue                                 25.3%          21.1%          22.7%          21.3%

Corporate expenses                      5,572          2,976         17,027         12,687
Corporate expenses as a
 percentage of revenue                    2.1%           1.2%           1.6%           1.2%

Operating (loss) profit margin           (2.7)%          2.3%           0.9%           3.0%

Effective income tax rate                48.8%          31.1%          24.5%          34.2%

                                           For the                       For the
                                      three months ended            twelve months ended
                                          December 31,                  December 31,
                                 ---------------------------   ---------------------------
                                     2004           2003           2004           2003
                                 ------------   ------------   ------------   ------------
                                                  Restated                      Restated
Selected Segment Data:
         Business Solutions
Revenues                         $    171,912        171,896        700,831        717,225

Gross profit                           30,940         34,469        133,851        146,215
Gross profit margin                      18.0%          20.1%          19.1%          20.4%

Operating (loss) profit                (2,222)         5,997         12,229         25,453
Operating (loss) profit margin           (1.3)%          3.5%           1.7%           3.5%

            AndersElite

Revenues                         $     43,108         41,787        166,062        150,334

Gross profit                            9,642          9,486         40,040         36,998
Gross profit margin                      22.4%          22.7%          24.1%          24.6%

Operating (loss) profit                  (495)         2,084          2,516          8,554
Operating (loss) profit margin           (1.1)%          5.0%           1.5%           5.7%

          Todays Staffing

Revenues                         $     32,007         30,664        122,262        135,746

Gross profit                            8,415          8,135         32,713         37,339
Gross profit margin                      26.3%          26.5%          26.8%          27.5%

Operating profit                          322            776          2,158          6,378
Operating profit margin                   1.0%           2.5%           1.8%           4.7%

         Management Recruiters
            International
Revenues                         $     14,202         12,054         56,052         56,876

Gross profit                           10,082          7,698         38,790         36,441
Gross profit margin                      71.0%          63.9%          69.2%          64.1%

Operating profit                        1,032            125          9,870          3,582
Operating profit margin                   7.3%           1.0%          17.6%           6.3%

SOURCE  CDI Corp.

    -0-                             03/02/2005
    /CONTACT: Vincent Webb, Vice President, Corporate Communications & Marketing, 215-636-1240, or Vince.Webb@cdicorp.com, or Jay Stuart, Chief Financial Officer, +1-215-636-1141, Jay.Stuart@cdicorp.com /
    /Web site:  http://www.cdicorp.com /